Exhibit 10.1

EXECUTION COPY

SHARE PURCHASE AGREEMENT

between

COOLIDGE INVESTMENT PARTNERS, L.P., AS SELLER,

and

CIP ACQUISITION INCORPORATED, AS BUYER

July 24, 2012

i

ii

Exhibit A – Form of Escrow Letter Agreement

Exhibit B – Financing Term Sheet

iii

STOCK PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of July 24, 2012 (the “Effective Date”), is entered into between COOLIDGE INVESTMENT PARTNERS, L.P., a Delaware limited partnership (“Seller”), and CIP ACQUISITION INCORPORATED, a Maryland corporation (“Buyer”).

RECITALS

WHEREAS, Seller is the legal and beneficial owner of 194,731 shares (the “Shares”) of the issued and outstanding shares of common stock, par value $0.01 per share (“Common Stock”), of MARCOURT INVESTMENTS INCORPORATED, a Maryland corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.02(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet Date” has the meaning set forth in Section 3.04.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02.

“Class A Shares” has the meaning set forth in Section 3.02(a).

“Closing” has the meaning set forth in Section 2.04.

“Closing Date” has the meaning set forth in Section 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the recitals.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Demanding Party” has the meaning set forth in Section 2.05(c)(i).

“Demand Notice” has the meaning set forth in Section 2.05(c)(i).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means those certain Disclosure Schedules attached hereto and made a part hereof for all purposes.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, pledge, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer or exercise of any other attribute of ownership.

“Escrow Agent” has the meaning set forth in Section 2.05.

“Escrow Letter Agreement” has the meaning set forth in Section 2.05.

“Financing” has the meaning set forth in Section 2.06.

“FIRPTA Certificate” has the meaning set forth in Section 2.03(b)(ii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnified Party” has the meaning set forth in Section 7.05.

“Indemnifying Party” has the meaning set forth in Section 7.05.

“Knowledge of Buyer or Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Thomas E. Zacharias, Jiwei Yuan and Christopher Hayes.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Charles R. Lathem or John M. Norris.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.04.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, Taxes, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include consequential, speculative or punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Non-Demanding Party” has the meaning set forth in Section 2.05(c)(i).

“Notice of Objection” has the meaning set forth in Section 2.05(c)(ii).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby.

“Original Shareholders” means, collectively, Corporate Property Associates 10 Incorporated, a Maryland corporation, Corporate Property Associates 11 Incorporated, a Maryland corporation, Trammell Crow Equity Partners II, Ltd., a Texas limited partnership, and PA/First Plaza Limited Partnership, a Texas limited partnership.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.02.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Shareholders’ Agreement” means that certain Shareholders’ Agreement dated as of February 10, 1992 by the Company and the Original Shareholders, as amended by that certain First Amendment to Shareholders’ Agreement dated February 11, 1992 by the Company and the Original Shareholders, as amended by that certain Second Amendment to Shareholders’ Agreement dated July 25, 2007 by the Company, Buyer and Seller.

“Shares” has the meaning set forth in the recitals.

“Taxes” means all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of contract, assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.

“Taxing Authority” means, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Tax Return” means any return, declaration, form, report, claim for refund, information return (including all Forms 1099) or statement or other document required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, or any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 7.05(a)

“Transfer Taxes” has the meaning set forth in Section 9.02.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Encumbrances, other than Encumbrances under applicable securities laws and the Shareholders’ Agreement, for the consideration specified in Section 2.02.

Section 2.02 Purchase Price. The aggregate purchase price for the Shares shall be one hundred twenty-six million three hundred twelve thousand dollars ($126,312,000) (the “Purchase Price”).

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to Seller:

(i) the Purchase Price by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date; and

(ii) all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.03 of this Agreement.

(b) At the Closing, Seller shall deliver to Buyer:

(i) a duly executed affidavit of lost stock certificate with respect to the stock certificate evidencing the Shares, free and clear of all Encumbrances, other than Encumbrances under applicable securities laws and the Shareholders’ Agreement, accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) a certificate of an officer of Seller, certifying pursuant to Treasury Regulations Section 1.1445-2(b)(2), that Seller is not a foreign person within the meaning of Sections 1445 and 897 of the Code (each such certificate, a “FIRPTA Certificate”); provided, however, that notwithstanding anything to the contrary in this Agreement, if Buyer does not obtain a FIRPTA Certificate from Seller, Buyer shall be entitled to proceed with the Closing and withhold from the Purchase Price the appropriate amounts required to be withheld pursuant to Section 1445 of the Code; and

(iii) all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.02 of this Agreement.

Section 2.04 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 9:00 a.m., Eastern Standard time, no later than two Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.05 Earnest Money; Escrow. On or prior to the Effective Date, Buyer shall deposit with Title Associates, a Division of Stewart Title Insurance Company (the “Escrow Agent”), the sum of one million dollars ($1,000,000) in good funds (such sum, together with any interest earned thereon, is referred to as the “Earnest Money”). In accordance with the terms of the Escrow Letter Agreement, in the form attached hereto as Exhibit A (the “Escrow Letter Agreement”), by and among the Escrow Agent, Seller and Buyer, the Escrow Agent shall accept the Earnest Money contemplated herein. The Earnest Money shall be held by the Escrow Agent, in trust, on the terms set forth in this Section 2.05 and as set forth in the Escrow Letter Agreement.

(a) The Escrow Agent shall deposit the Earnest Money in an interest-bearing deposit commercial bank account mutually acceptable to Seller and Buyer, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly advise Seller and Buyer that the Earnest Money has been deposited, the bank name and account number.

(b) Subject to Section 2.05(c), the Escrow Agent shall deliver the Earnest Money to Seller or to Buyer, as the case may be, under the following conditions:

(i) to Seller on the Closing Date if the transaction contemplated by this Agreement is consummated in accordance with the terms and provisions hereof, with such Earnest Money credited against the Purchase Price at the Closing;

(ii) to Seller if the transaction contemplated by this Agreement is not consummated on or prior to the End Date and either Buyer has failed to (A) terminate this Agreement on or prior to the End Date, (B) timely apply for the Financing, (C) use commercially reasonable efforts to obtain the Financing, or (D) secure the Financing if the Financing is available on the terms set forth in Section 2.06 and all conditions set forth in Section 6.01 and Section 6.02 have been met; or

(iii) to Buyer if this Agreement is terminated on or prior to the End Date and the Earnest Money is not delivered to Seller pursuant to clause (ii) above.

(c) The following procedures shall apply with respect to any demand for, and delivery of, the Earnest Money as of the End Date:

(i) Within five (5) Business Days of the End Date, Seller or Buyer, as the case may be (the “Demanding Party”), shall deliver to the Escrow Agent written notice of its demand for the Earnest Money (a “Demand Notice”) pursuant to Section 2.05(b), which Demand Notice shall include the facts and circumstances underlying such Party’s claim to the Earnest Money pursuant to Section 2.05(b). The Escrow Agent shall, within two (2) Business Days of the receipt by the Escrow Agent of the Demand Notice, send a copy of the Demand Notice to the other Party (the “Non-Demanding Party”) by certified or registered mail, return receipt requested or overnight courier service with a signature required for delivery and as otherwise provided in the Escrow Letter Agreement.

(ii) The Non-Demanding Party shall have the right to object to the delivery of the Earnest Money by sending written notice of such objection (the “Notice of Objection”) to the Escrow Agent by certified or registered mail, return receipt requested or overnight courier service with a signature for delivery and otherwise as provided in the Escrow Letter Agreement, which Notice of Objection shall be deemed null and void and ineffective if such Notice of Objection is not received by the Escrow Agent within five (5) Business Days after the delivery of the copy of the Demand Notice to the Non-Demanding Party. The Notice of Objection shall set forth the basis for objecting to the delivery of the Earnest Money. Upon receipt of a Notice of Objection, the Escrow Agent shall promptly send a copy thereof to the Demanding Party.

(iii) In the event the Escrow Agent shall have received the Notice of Objection within the five (5)- Business Day period, the Escrow Agent shall continue to hold the Earnest Money until (A) the Escrow Agent receives written notice from Seller and Buyer directing the disbursements of the Earnest Money, in which case the Escrow Agent shall then disburse the Earnest Money in accordance with such joint direction, or (B) in the event of litigation between Seller and Buyer, the Escrow Agent shall deliver the Earnest Money to the clerk of the court in which said litigation is pending, or (C) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent’s option, elect in order to terminate the Escrow Agent’s duties including, but not limited to, depositing the Earnest Money in the district court for New York County, New York and bringing an action for interpleader, the costs thereof to be borne by whichever of Seller or Buyer is the losing party.

(d) The duties of the Escrow Agent are only as provided in the Escrow Letter Agreement, and the Escrow Agent shall incur no liability whatsoever, and shall be indemnified as provided in the Escrow Agreement, except in connection with the actual fraud, willful misconduct or gross negligence of the Escrow Agent.

Section 2.06 Financing Contingency. Within ten (10) Business Days after the Effective Date, Buyer will apply for financing from a lender to acquire the Shares (the “Financing”) and shall provide to Seller reasonable evidence of such application. In the event that Buyer timely applies for the Financing and thereafter uses commercially reasonable efforts to, but is unable to, obtain the Financing on or prior to the Closing in a proceeds amount greater than one hundred thirty million dollars ($130,000,000), with an interest rate of 5.10% or less, with a 30-year amortization, and on other terms the same or better than the terms contained in the term sheet attached hereto as Exhibit B, then Buyer shall have the right to terminate this Agreement by delivering written notice to Seller, in which case Seller shall return the Earnest Money to Buyer in accordance with Section 2.06 and, except for the rights and obligations that expressly survive the termination of this Agreement, neither Seller nor Buyer shall have any further rights, obligations or liabilities hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Seller has full limited partnership power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite limited partnership action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

Section 3.02 Capitalization.

(a) Seller is the beneficial owner of 194,731 Class A shares of Common Stock (“Class A Shares”), all of which constitute the Shares. Neither Seller nor any Affiliate of the Seller owns, directly or indirectly, any shares or other equity interests in the Company other than the Shares. To Seller’s Knowledge, all of the Shares have been duly authorized, are validly issued, fully paid and non-assessable. The Shares are owned of record and beneficially by Seller, free and clear of all Encumbrances, other than Encumbrances under applicable securities laws and the Shareholders’ Agreement. Except as set forth in the Shareholders’ Agreement, Seller has sole voting power and sole power of disposition with respect to all of the Shares. Upon consummation of the transactions contemplated by this Agreement, Seller shall transfer to Buyer all of the Shares, free and clear of all Encumbrances, other than Encumbrances under applicable securities laws and the Shareholders’ Agreement.

(b) To Seller’s Knowledge, none of the Shares were issued in violation of any agreement, arrangement or commitment to which any Original Shareholder or the Company is a party or is subject to or in violation of any pre-emptive or similar rights of any Person. Except as set forth in the Shareholders’ Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating Seller to sell any Shares.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller is a party that relates to the Shares or the Company. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority or any other third party is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.04 Undisclosed Liabilities. To Seller’s Knowledge, the Company has no liabilities, obligations or commitments of any nature whatsoever (including any liability, obligation or commitment related to Taxes), asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) directly attributable to any action or inaction by or on behalf any person listed in Section 5.04, Seller, any Affiliate of Seller or any of their respective representatives or agents, except (a) those which are adequately reflected or reserved against in the balance sheet of the Company as of December 31, 2011 (the “Balance Sheet Date”), and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05 Legal Proceedings; Governmental Orders.

(a) To Seller’s Knowledge, there are no Actions pending or threatened (i) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company) which, if decided adversely to the Company, would result in a Liability of the Company in excess of $50,000 or that is not covered by insurance; or (ii) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) To Seller’s Knowledge, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. To Seller’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a Governmental Order.

Section 3.06 Compliance with Laws. Seller has complied in all material respects with all Laws applicable to Seller’s actions in connection with the conduct of the business of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. Buyer has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Investment Purpose. Buyer is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Buyer is knowledgeable, sophisticated and experienced in business and financial matters of the type contemplated by this Agreement, is able to evaluate the risks and merits of an investment in the Shares and is financially able to bear the risks thereof. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.04 Legal Proceedings. To Buyer’s knowledge, there are no Actions pending or threatened against or by the Company, Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s Knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.05 Undisclosed Liabilities. To Buyer’s knowledge, the Company has no Liabilities directly attributable to any action or inaction by or on behalf any person appointed by Buyer as an officer or director of the Company, Buyer, any Affiliate of Buyer or any of their respective representatives or agents, except (a) those which are adequately reflected or reserved against in the balance sheet of the Company as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing or earlier termination of this Agreement, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), (a) Seller shall take no action that would cause the Company to conduct the business of the Company outside the ordinary course of business consistent with past practice; and (b) Seller shall take no action that would adversely affect the current organization, business and franchise of the Company or the rights, franchises, goodwill and relationships of its lenders, regulators and others having business relationships with the Company.

Section 5.02 No Solicitation of Other Bids. From the date hereof until the Closing or earlier termination of this Agreement:

(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could be reasonably expected to lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of the Shares; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.02, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing (which may be by electronic mail to the persons listed in Section 9.02 hereof) of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for non-compliance with this Section 5.02 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.03 Notice of Certain Events.

(a) From the date hereof until the Closing or earlier termination of this Agreement, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.04 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.03 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 7.02 and Section 8.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.04 Resignations. Seller shall deliver to Buyer written resignations at least one Business Day prior to the Closing, effective as of the Closing Date, of the following officers or directors of the Company appointed or designated by Seller:

Charles R. Lathem	Vice President and Director

John M. Norris	Vice President and Director

David Whorton	Assistant Treasurer and Assistant Secretary

Section 5.05 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all confidential or proprietary information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.06 Governmental Approvals and Consents

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Without limiting the generality of the parties’ undertakings pursuant to subsection (a) above, each of the parties hereto shall use commercially reasonable efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement or document contemplated hereby; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby has been issued, to have such Governmental Order vacated or lifted.

Section 5.07 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i) retain the books and records of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.07 where such access would violate any Law.

Section 5.08 Closing Conditions. From the date hereof until the Closing or earlier termination of this Agreement, each party hereto shall, and each of Buyer and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.09 Financing. Seller shall cooperate with any commercially reasonable request from Buyer in connection with the Financing.

Section 5.10 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition: no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Section 3.01, Section 3.02 and Section 3.03, the representations and warranties of Seller contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.01, Section 3.02 and Section 3.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(f) Buyer shall have received a certificate from the general partner of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the general partner of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(g) Buyer shall have received resignations of the directors and officers of the Company pursuant to Section 5.04.

(h) Seller shall have delivered, or caused to be delivered, to Buyer a duly executed affidavit of lost stock certificate with respect to the stock certificate evidencing the Shares, free and clear of Encumbrances, other than Encumbrances under applicable securities laws and the Shareholders’ Agreement, accompanied by stock powers or other instruments of transfer duly executed in blank with all required stock transfer tax stamps affixed thereto.

(i) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.02, the representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01 and Section 4.02 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(f) Buyer shall have delivered to Seller cash in an amount equal to the Purchase Price by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Buyer.

(g) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 4.01 and Section 4.02 shall survive until the date that is sixty (60) days following the expiration of the applicable statute of limitations. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VII, from and after the Closing Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective directors, officers and employees (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) subject to Section 7.04, any Liability or Loss of the Company with respect or attributable to any period (or any portion thereof) ending on or prior to the Closing Date; provided, however, that Seller shall only be responsible to such Buyer Indemnitee for Seller’s pro rata share (which shall be 52.63% based on its beneficial ownership of the Shares) of such Liability or Loss.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, from and after the Closing Buyer shall indemnify and defend each of Seller and its Affiliates and their respective directors, officers and employees (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the

Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) subject to Section 7.04, any Liability or Loss of any Seller Indemnitee with respect or attributable to any period (or any portion thereof) ending on or prior to the Closing Date only if the Seller Indemnitee incurs the Liability or Loss in lieu of the Company and/or Buyer; provided, however, that Buyer shall only be responsible to such Seller Indemnitee for Buyer’s pro rata share (which shall be 47.37% based on its beneficial ownership of shares of the Company prior to the Closing) of such Liability or Loss.

Section 7.04 Certain Limitations.

(a) For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(b) Seller shall not be liable for any Losses under Section 7.02(c) and Buyer shall not be liable for any Losses under Section 7.03(c), in each case, unless and until the aggregate amount of all such Losses by the other Party exceeds $100,000, in which event the Losses may be recovered from the first dollar.

(c) Seller’s indemnity obligations under Section 7.02(c) and Buyer’s indemnity obligations under Section 7.03(c), in each case, shall survive the Closing for a period of three (3) years beginning on the Closing Date.

(d) Seller shall not be liable for any Losses under Section 7.02(c) solely to the extent that, to Buyer’s Knowledge, such Liability or Loss existed as of the date hereof.

(e) Buyer shall not be liable for any Losses under Section 7.03(c) solely to the extent that, to Seller’s Knowledge, such Liability or Loss existed as of the date hereof.

Section 7.05 Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a director, officer or employee of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 7.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the prime rate then in effect plus five percent (5%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 7.07 Tax Treatment of Indemnification Payments. Buyer and Seller agree to treat any amounts payable after the Closing by Seller to Buyer pursuant to this Agreement as an adjustment to the Purchase Price, unless a final determination by the appropriate Taxing Authority or court causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

Section 7.08 Exclusive Remedies. Subject to Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective officers, directors and employees arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.08 shall limit any Person’s right (i) to seek and obtain any equitable relief to which any Person shall be entitled, (ii) to assert and obtain any rights to indemnification or advancement of expenses in accordance with the terms of the Company’s articles of incorporation, bylaws or other operational agreements or (iii) to seek any remedy on account of any Person’s fraudulent, criminal or intentional misconduct.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Seller within ten (10) calendar days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 20, 2012 (the “End Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) calendar days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the End Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d) by Buyer in accordance with Section 2.06 hereof; or

(e) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article VIII and Section 2.06, Section 5.05 and Article IX hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Transfer Taxes. Buyer shall pay fifty percent (50%) of, and Seller shall pay fifty percent (50%) of, all transfer, real property transfer, documentary, sales, use, stamp, duty, recording and similar Taxes (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby (together, “Transfer Taxes”). Buyer shall be responsible for preparing and filing all Tax Returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable Law, provided, however, that Seller shall reasonably cooperate with Buyer in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

Section 9.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

If to Seller:	c/o Clarion Partners, LLC 2650 Cedar Springs Road, Suite 850 Dallas, TX 75201 Facsimile: 214-775-7600 E-mail: charles.lathem@clarionpartners.com Attention: Charles R. Lathem

with a copy to:	Baker Botts L.L.P. 2001 Ross Avenue, Suite 600 Dallas, Texas 75201 Facsimile: 214-661-4835 E-mail: rachel.donnelly@bakerbotts.com Attention: Rachel Donnelly

If to Buyer:	CIP Acquisition Incorporated c/o W.P. Carey & Co. LLC 50 Rockerfeller Plaza, 2nd Floor New York, New York 10022 Facsimile: (212) 492-8922 E-mail: CHayes@wpcarey.com Attention: Christopher Hayes

with a copy to:	Reed Smith LLP 599 Lexington Avenue New York, New York 10022 Facsimile: (212) 521-5450 E-mail: dsharlach@reedsmith.com; jlashin@reedsmith.com Attention: Darren Sharlach; Jodi Lashin

Section 9.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign this Agreement and all or any portion of its rights under this Agreement to one or more of its Affiliates or one or more Affiliates of W.P. Carey & Co. LLC. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09 No Third-party Beneficiaries. Other than with respect to the Buyer Indemnitees and the Seller Indemnitees as set forth in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COOLIDGE INVESTMENT PARTNERS, L.P., as Seller

By:	Coolidge Management, L.L.C., its general partner

	By:	Clarion Partners, LLC, its manager

		By:	/s/ John M. Norris
John M. Norris
Vice President

CIP ACQUISITION INCORPORATED, as Buyer

By:	/s/ Chris Hayes
Chris Hayes
Director

EXHIBIT A – FORM OF ESCROW LETTER AGREEMENT

July 24, 2012

Title Associates, a Division of Stewart Title Insurance Company

825 Third Avenue, 30th Floor

New York, New York 10022

Attention: Joe DeCiutiis

Re:	Letter agreement (this “Letter Agreement”) regarding escrow arrangement among Coolidge Investment Partners, L.P. (“Seller”), CIP Acquisition Incorporated (“Buyer”) and Title Associates, a Division of Stewart Title Insurance Company (the “Escrow Agent”)

Dear Mr. DeCiutiis:

This Letter Agreement sets forth our mutual understanding regarding the escrow services to be provided by the Escrow Agent to Seller and Buyer in connection with the Share Purchase Agreement, dated as of July 24, 2012 (the “Share Purchase Agreement”), by and between Seller and Buyer. All defined terms used but not defined herein shall have the meanings ascribed to them in the Share Purchase Agreement, a copy of which has been delivered to the Escrow Agent.

1. Deposit of the Earnest Money. On or prior to the Effective Date, Buyer shall deposit with the Escrow Agent the sum of one million dollars ($1,000,000) in good funds (such sum, together with any interest earned thereon, is referred to as the “Earnest Money”). In accordance with the terms hereof, the Escrow Agent shall accept the Earnest Money and shall hold the Earnest Money in trust on the terms set forth in this Letter Agreement. The Escrow Agent shall deposit the Earnest Money in an interest-bearing deposit commercial bank account mutually acceptable to Seller and Buyer, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly advise Seller and Buyer that the Earnest Money has been deposited, the bank name and account number.

2. Release and Delivery of the Earnest Money. Subject to Paragraph 3 hereof, the Escrow Agent shall deliver the Earnest Money to Seller or to Buyer, as the case may be, under the following conditions:

(a) to Seller if the transaction contemplated by the Share Purchase Agreement is consummated in accordance with the terms and provisions thereof, with such Earnest Money credited against the Purchase Price at the Closing;

(b) to Seller if the transaction contemplated by the Share Purchase Agreement is not consummated on or prior to the End Date and either Buyer has failed to (i) terminate this Agreement on or prior to the End Date, (ii) timely apply for the Financing, (iii) use commercially reasonable efforts to obtain the Financing, or (iv) secure the Financing if the Financing is available on the terms set forth in Section 2.06 of the Share Purchase Agreement and all conditions set forth in Section 6.01 and Section 6.02 of the Share Purchase Agreement have been met; or

(c) to Buyer if the Share Purchase Agreement is terminated on or prior to the End Date.

3. Release and Delivery Procedures. The following procedures shall apply with respect to any demand for, and delivery of, the Earnest Money as of the End Date:

(a) Within five (5) Business Days of the End Date, Seller or Buyer, as the case may be (the “Demanding Party”), shall deliver to the Escrow Agent written notice of its demand for the Earnest Money (a “Demand Notice”) pursuant to Paragraph 2 hereof, which Demand Notice shall include the facts and circumstances underlying such Party’s claim to the Earnest Money pursuant to Paragraph 2 hereof. The Escrow Agent shall, within two (2) Business Days of the receipt by the Escrow Agent of the Demand Notice, send a copy of the Demand Notice to the other Party (the “Non-Demanding Party”) by certified or registered mail, return receipt requested or overnight courier service with a signature required for delivery and as otherwise provided in this Letter Agreement.

(b) The Non-Demanding Party shall have the right to object to the delivery of the Earnest Money by sending written notice of such objection (the “Notice of Objection”) to the Escrow Agent by certified or registered mail, return receipt requested or overnight courier service with a signature for delivery and otherwise as provided in this Letter Agreement, which Notice of Objection shall be deemed null and void and ineffective if such Notice of Objection is not received by the Escrow Agent within five (5) Business Days after the delivery of the copy of the Demand Notice to the Non-Demanding Party. The Notice of Objection shall set forth the basis for objecting to the delivery of the Earnest Money. Upon receipt of a Notice of Objection, the Escrow Agent shall promptly send a copy thereof to the Demanding Party.

(c) In the event the Escrow Agent shall have received the Notice of Objection within the five (5)- Business Day period, the Escrow Agent shall continue to hold the Earnest Money until (i) the Escrow Agent receives written notice from Seller and Buyer directing the disbursements of the Earnest Money, in which case the Escrow Agent shall then disburse the Earnest Money in accordance with such joint direction, or (ii) in the event of litigation between Seller and Buyer, the Escrow Agent shall deliver the Earnest Money to the clerk of the court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent’s option, elect in order to terminate the Escrow Agent’s duties including, but not limited to, depositing the Earnest Money in the district court for New York County, New York, and bringing an action for interpleader, the costs thereof to be borne by whichever of Seller or Buyer is the losing party.

4. Limitation of Liability of the Escrow Agent. The duties of the Escrow Agent are only as provided in this Letter Agreement, and the Escrow Agent shall incur no liability whatever except for actual fraud, willful misconduct or gross negligence as long as the Escrow Agent has acted in good faith. Upon making delivery of the Earnest Money in the manner herein provided, the Escrow Agent shall have no further liability hereunder. Seller and Buyer, jointly and severally, agree to and do hereby indemnify and hold harmless Escrow Agent from all suits, actions, loss, costs, claims, damages, liabilities, and expenses (including, without limitation, attorneys’ fees and disbursements) which may be incurred by reason of its acting as Escrow Agent pursuant to this Letter Agreement; provided that such indemnity shall not apply in the event of actual fraud, willful misconduct or gross negligence of the Escrow Agent.

5. Miscellaneous. This Letter Agreement, and any statements, conduct, claims, causes of action, liabilities or other matters relating to or arising out of or in connection with this Letter Agreement, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to choice of law or conflict of law principles. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax copies of signatures shall be treated as originals for all purposes. This Letter Agreement contains the entire agreement by and among the Escrow Agent, on the one hand, and Seller and Buyer, on the other hand, to date with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, with respect to such matters. This Letter Agreement may not be amended except by a written instrument signed by all parties. This Agreement may not be assigned without the prior written consent of all parties. Notices to be sent to the Escrow Agent shall be in writing and shall be deemed to have been given on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, and shall be sent to the following persons: Gelsomina.Gambardella@titleassociates.com, with a copy to Elaine.Ho@titleassociates.com. All notices to be sent to Buyer and Seller shall be delivered in accordance with Section 9.03 of the Share Purchase Agreement.

If this Letter Agreement accurately sets forth your understanding of the terms with respect to the matters discussed above, please so indicate by executing a copy of this Letter Agreement below and returning the executed copy to us.

TITLE ASSOCIATES, A DIVISION OF STEWART TITLE INSURANCE COMPANY, as the Escrow Agent

By:
Name:
Title:

Agreed to and acknowledged by:
COOLIDGE INVESTMENT PARTNERS, L.P., as Seller

By:	Coolidge Management, L.L.C., its general partner

	By:	Clarion Partners, LLC, its manager

By:
Name:
Title:

CIP ACQUISITION INCORPORATED, as Buyer

By:
Name:
Title:

EXHIBIT B – FINANCING TERM SHEET

SELLER DISCLOSURE SCHEDULES

TO SHARE PURCHASE AGREEMENT

Section 3.01: Organization and Authority of Seller

None

Section 3.02: Capitalization

None

Section 3.03: No Conflicts; Consents

None

Section 3.04: Undisclosed Liabilities

None

Section 3.05: Legal Proceedings; Governmental Orders

None

Section 3.06: Compliance with Laws

None